Exhibit 99.1
For Immediate Release
Contact:
Debi Neary Ethridge
Vice President, Finance & Investor Relations
dethridge@lodgian.com
(404) 365-2719
Lodgian Reports 2009 First Quarter Results
     ATLANTA, Ga., May 6, 2009—Lodgian, Inc. (NYSE Alternext US: LGN), one of the nation’s largest independent hotel owners and operators, today reported results for the 2009 first quarter ended March 31, 2009.
     The company will host a 10 a.m. Eastern time conference call today to discuss results for the 2009 first quarter.
     The “35 continuing operations hotels” comprise those Lodgian properties that were not held for sale as of March 31, 2009. Lists of properties, both continuing operations and held for sale, are attached to this press release.
First Quarter 2009 Highlights
•	Revenue per available room (RevPAR) Index (performance compared to pre-defined competitors in the markets in which the company operates) held steady in a highly competitive market.

•	Reduced corporate overhead by $1.8 million compared to the 2008 first quarter, of which $1.1 million related to severance costs incurred in 2008.

•	Sold one hotel in the 2009 first quarter and a second hotel early in the 2009 second quarter.

Lodgian

Statistics for 35 Continuing Operations Hotels

	1Q	1Q
	2009*	2008*	% Change
Rooms revenue	$36,635	$43,848	-16.5%
RevPAR	$61.17	$72.37	-15.5%
Total revenue	$49,176	$57,972	-15.2%
Loss from continuing operations	$(6,131)	$(5,989)	-2.4%
EBITDA	$6,328	$6,325	0.0%
Adjusted EBITDA (defined below)	$6,874	$8,466	-18.8%

Consolidated Financial Results

Loss from continuing operations	$(6,131)	$(5,989)	-2.4%
Loss from discontinued operations	$(951)	$(1,529)	37.8%
Net loss attributable to common stock	$(6,922)	$(7,518)	7.9%
Net loss per share attributable to common stock	$(0.32)	$(0.33)	3.0%

*	Dollars in thousands except for RevPAR and per share data.

In this press release, Lodgian uses the term “Adjusted EBITDA” to mean earnings before interest, taxes, depreciation and amortization (“EBITDA”), but excluding the effects of the following charges: impairment losses; restructuring expenses; gains/losses on debt extinguishment; and casualty (gains)/losses, net, for properties damaged by events such as hurricane, fire or flood.
First Quarter 2009 Results
     First quarter 2009 total revenue for continuing operations declined 15.2 percent to $49.2 million, compared to the same 2008 period. During the 2009 first quarter, the displacement of total revenue resulting from renovations at three properties was $0.7 million, compared to $0.9 million in the 2008 first quarter. Loss from continuing operations was $(6.1) million in the 2009 first quarter, compared to $(6.0) million in the 2008 first quarter.
     Net loss attributable to common shares was $(6.9) million, or $(0.32) per diluted share in the 2009 first quarter, compared to a net loss of $(7.5) million, or $(0.33) per diluted share in the 2008 first quarter.

Lodgian

     EBITDA from continuing operations was flat to the prior year’s first quarter at $6.3 million. Adjusted EBITDA for the same group of properties decreased 18.8 percent, from $8.5 million in the 2008 first quarter to $6.9 million in the 2009 first quarter. Adjusted EBITDA margins for the continuing operations hotels decreased by 60 basis points to 14.0 percent during the 2009 first quarter compared to the 2008 first quarter, due to lower revenues.
Management Comments
     “Our hotels fared reasonably well in a poor market in January and February, posting RevPAR Index increases in each of those two months, giving us 10 consecutive months of improvement,” said Peter Cyrus, Lodgian interim president and chief executive officer. “Discount pricing intensified in March, resulting in a relatively flat RevPAR Index for the quarter, off just 20 basis points compared to the 2008 first quarter,” he said.
     “We continue to be very focused on cost control and revenue improvement. In the first quarter, we reduced total rooms payroll by over 10 percent and increased our food and beverage margins by 260 basis points,” he said. “We have renegotiated pricing with numerous vendors at both the corporate and property levels and are beginning to see the benefits of those efforts.”
Asset Disposition Program
     During the first quarter, the Holiday Inn in East Hartford, Conn. was sold for gross proceeds of $3.5 million. There were no net proceeds from the sale of this hotel due to seller financing and the cost of buying out the land lease.
     Following the close of the first quarter, the Holiday Inn Select in Windsor, Ontario was sold for gross proceeds of CAD$7.0 million (USD$5.6 million). The net proceeds of USD$5.2 million were used for general corporate purposes.

Lodgian

     As of May 1, 2009, a total of four properties remained classified as held for sale and were in varying stages of the sale process. One of these hotels is the Holiday Inn in Phoenix, Ariz. To date, the company’s efforts to sell this property have been unsuccessful, and the hotel’s operating performance continues to decline, primarily due to oversupply in the local market. Management has concluded that the hotel’s market value is less than the $9.4 million of mortgage debt which encumbers the property. Accordingly, the company recently began discussions with the lender aimed at returning the property on a consensual basis by a deed in lieu of foreclosure. The mortgage debt on this hotel is non-recourse to Lodgian, except in certain limited circumstances and is not cross-collateralized with any other of the company’s mortgage debt. The company does not believe the debt recourse provisions of this loan will be triggered by this transaction.
Balance Sheet Update
     As of March 31, 2009, 35 hotels were encumbered as collateral for various mortgage debt facilities totaling approximately $331.5 million. A summary of mortgage debt facilities is included in the supplemental information attached to this release.
     “In connection with the upcoming debt maturities in July 2009, we continue to pursue a number of options, including refinancing of the existing encumbered hotels, financing certain unencumbered assets and seeking an extension of the current facilities,” said James MacLennan, executive vice president and chief financial officer.
     “To date, however, we have been unable to secure refinancing, and we expect it will remain difficult to refinance the debt prior to the July 1 maturity date. We are currently engaged in discussions with the servicers of the maturing debt to seek extensions to allow us additional time to secure financing. We cannot currently predict whether our efforts to obtain extensions will be successful.”

Lodgian

Reverse Stock Split Update
     On April 29, 2009, the company’s shareholders approved a reverse split of the company’s common stock at split ratios ranging from 1-for-5 to 1-for-10 in half share increments. However, at this time, the Board of Directors has elected to defer a decision on effecting the reverse stock split pending resolution of the company’s efforts to extend or refinance the debt that matures in July of this year.
Conference Call
     Lodgian will hold a conference call to discuss its 2009 first quarter results today, May 6, 2009 at 10 a.m. Eastern time. To hear the webcast, interested parties may visit the company’s website at www.lodgian.com and click on Investor Relations and then Webcast, Q1 Earnings Conference Call. A recording of the call will be available by telephone until midnight on Wednesday, May 13, 2009 by dialing (800) 405-2236, reference number 11129330. A replay of the conference call will be posted on Lodgian’s website.
Non-GAAP Financial Measures
     The historical non-GAAP financial measures included in this press release are reconciled to the comparable GAAP measures in the schedules attached to this press release.
EBITDA and Adjusted EBITDA
     EBITDA and Adjusted EBITDA are non-GAAP measures and should not be used as a substitute for measures such as net income (loss), cash flows from operating activities, or other measures computed in accordance with GAAP. The company uses EBITDA and Adjusted EBITDA to measure its performance and to assist in the assessment of hotel property values.

Lodgian

EBITDA is also a widely used industry measure which Lodgian believes provides pertinent information to investors and is an additional indicator of the company’s operating performance.
     The company defines Adjusted EBITDA as EBITDA excluding the effects of certain charges such as impairment losses; restructuring expenses; gains/losses on debt extinguishment; and casualty losses or gains related to damage to and insurance recoveries for properties damaged by events such as hurricane, fire or flood.
RevPAR Index
     RevPAR Index is computed by dividing the company’s RevPAR for a particular period by the market’s RevPAR over the same period. To derive the market’s RevPAR, we identify the hotels that the company considers to be competing hotels for each market in which the company operates. The group of hotels in each market is known as the competitive set. We then obtain RevPAR for each competitive set from Smith Travel Research, a leading provider of lodging industry data. We believe that RevPAR Index is a meaningful indicator of our performance because it measures our hotels in relation to our competitors. We use RevPAR Index to determine if our hotels are increasing market share, which is one of our key business objectives.
About Lodgian
     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently owns and manages a portfolio of 39 hotels with 7,218 rooms located in 22 states. Of the company’s 39-hotel portfolio, 19 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 12 are Marriott brands (Marriott, Courtyard by Marriott, SpringHill Suites by Marriott, Residence Inn by Marriott and Fairfield Inn by Marriott), two are Hilton brands, and five are affiliated with other nationally recognized franchisors including Starwood, Wyndham and Carlson. One hotel

Lodgian

is an independent, unbranded property, which is currently closed and held for sale. For more information about Lodgian, visit the company’s website: www.lodgian.com.
Forward-Looking Statements
     This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Lodgian’s future financial position, business strategy, projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Lodgian and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, the effects of regional, national and international economic conditions, our ability to refinance mortgage debt that matures on July 1, 2009, competitive conditions in the lodging industry and increases in room supply, requirements of franchise agreements (including the right of franchisors to immediately terminate their respective agreements if we breach certain provisions), our ability to complete planned hotel dispositions, the effects of unpredictable weather events such as hurricanes, the financial condition of the airline industry and its impact on air travel, the effect of self-insured claims in excess of our reserves and our ability to obtain adequate insurance at reasonable rates, and other factors discussed under Item IA (Risk Factors) in Lodgian’s Form 10-K for the year ended December 31, 2008. We assume no duty to update these statements.
     Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Lodgian or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.
# # #

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2009	December 31, 2008
	($ in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$19,064	$20,454
Cash, restricted	8,110	8,179
Accounts receivable (net of allowances: 2009 - $300; 2008 - $263)	9,491	7,115
Inventories	3,044	2,983
Prepaid expenses and other current assets	17,178	21,257
Assets held for sale	30,513	33,021

Total current assets	87,400	93,009

Property and equipment, net	446,438	447,366
Deposits for capital expenditures	9,171	11,408
Other assets	5,218	3,631

	$548,227	$555,414

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,297	$7,897
Other accrued liabilities	23,220	22,897
Advance deposits	2,196	1,293
Current portion of long-term liabilities	124,133	124,955
Liabilities related to assets held for sale	16,562	16,167

Total current liabilities	173,408	173,209

Long-term liabilities	194,455	194,800

Total liabilities	367,863	368,009

Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 60,000,000 shares authorized; 25,144,364 and 25,075,837 issued at March 31, 2009 and December 31, 2008, respectively	252	251
Additional paid-in capital	331,077	330,785
Accumulated deficit	(112,168)	(105,246)
Accumulated other comprehensive income	1,051	1,262
Treasury stock, at cost, 3,825,417 and 3,806,000 at March 31, 2009 and December 31, 2008, respectively	(39,688)	(39,647)

Total stockholders’ equity attributable to common stock	180,524	187,405
Noncontrolling interest	(160)	0

Total stockholders’ equity	180,364	187,405

	$548,227	$555,414

LODGIAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2009	2008
	($ in thousands, except share data)
Revenues:
Rooms	$36,635	$43,848
Food and beverage	10,838	12,062
Other	1,703	2,062

Total revenues	49,176	57,972

Direct operating expenses:
Rooms	10,082	11,183
Food and beverage	7,638	8,819
Other	1,298	1,388

Total direct operating expenses	19,018	21,390

	30,158	36,582

Other operating expenses:
Other hotel operating costs	15,628	17,879
Property and other taxes, insurance, and leases	4,211	4,352
Corporate and other	3,605	5,885
Casualty losses, net	81	—
Depreciation and amortization	8,493	7,469
Impairment of long-lived assets	465	2,141

Total other operating expenses	32,483	37,726

Operating loss	(2,325)	(1,144)
Other income (expenses):
Interest income and other	45	390
Interest expense	(3,779)	(5,172)

Loss before income taxes and noncontrolling interest	(6,059)	(5,926)
Provision for income taxes — continuing operations	(72)	(63)

Loss from continuing operations	(6,131)	(5,989)

Discontinued operations:
Loss from discontinued operations before income taxes	(927)	(1,357)
Provision for income taxes — discontinued operations	(24)	(172)

Loss from discontinued operations	(951)	(1,529)

Net loss	(7,082)	(7,518)
Less: Net loss attributable to noncontrolling interest	160	—

Net loss attributable to common stock	$(6,922)	$(7,518)

Basic and diluted net loss per share attributable to common stock	$(0.32)	$(0.33)

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS BY QUARTER
(UNAUDITED)

	2009	2008				2007
	First	Fourth	Third	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	($ in thousands)
Revenues:
Rooms	$36,635	$38,732	$46,679	$49,364	$43,848	$40,730	$46,942	$49,224
Food and beverage	10,838	13,532	12,545	15,404	12,062	14,429	12,857	15,323
Other	1,703	1,886	2,176	2,138	2,062	1,819	2,134	2,131

	49,176	54,150	61,400	66,906	57,972	56,978	61,933	66,678

Direct operating expenses:
Rooms	10,082	11,026	12,200	12,179	11,183	10,497	11,997	11,725
Food and beverage	7,638	9,015	9,070	9,851	8,819	9,054	9,432	9,918
Other	1,298	1,333	1,548	1,537	1,388	1,288	1,512	1,462

	19,018	21,374	22,818	23,567	21,390	20,839	22,941	23,105

	30,158	32,776	38,582	43,339	36,582	36,139	38,992	43,573

Other operating expenses:
Other hotel operating costs	15,628	16,075	18,287	17,719	17,879	16,285	17,847	17,603
Property and other taxes, insurance and leases	4,211	4,223	4,226	3,760	4,352	4,334	4,087	4,418
Corporate and other	3,605	3,063	4,373	3,484	5,885	4,248	5,575	5,906
Casualty losses (gains), net	81	1,152	(57)	—	—	—	—	—
Restructuring	—	—	—	—	—	(25)	1,258	—
Depreciation and amortization	8,493	8,352	8,120	7,989	7,469	7,464	7,226	7,098
Impairment of long-lived assets	465	354	1,393	5,580	2,141	796	512	155

Other operating expenses	32,483	33,219	36,342	38,532	37,726	33,102	36,505	35,180

Operating (loss) income	(2,325)	(443)	2,240	4,807	(1,144)	3,037	2,487	8,393

Other income (expenses):
Interest income and other	45	147	241	276	390	912	1,312	807
Other interest expense	(3,779)	(4,577)	(4,821)	(4,775)	(5,172)	(5,790)	(5,958)	(6,044)
Loss on debt extinguishment	—	—	—	—	—	—	—	(3,330)

(Loss) income before income taxes	(6,059)	(4,873)	(2,340)	308	(5,926)	(1,841)	(2,159)	(174)
(Provision) benefit for income taxes — continuing operations	(72)	(74)	81	(24)	(63)	(2,262)	1,027	372

(Loss) income from continuing operations	(6,131)	(4,947)	(2,259)	284	(5,989)	(4,103)	(1,132)	198

Discontinued operations:
(Loss) income from discontinued operations before income taxes	(927)	199	(3,870)	5,986	(1,357)	(5,824)	1,818	(248)
(Provision) benefit for income taxes	(24)	98	(54)	97	(172)	1,854	(639)	(157)

(Loss) income from discontinued operations	(951)	297	(3,924)	6,083	(1,529)	(3,970)	1,179	(405)

Net (loss) income	$(7,082)	$(4,650)	$(6,183)	$6,367	$(7,518)	$(8,073)	$47	$(207)
Less: Net loss (income) attributable to noncontrolling interest	160	—	—	—	—	—	—	(56)

Net (loss) income attributable to common stock	$(6,922)	$(4,650)	$(6,183)	$6,367	$(7,518)	$(8,073)	$47	$(263)

LODGIAN, INC. AND SUBSIDIARIES
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP measures)
with Income/(Loss) from Continuing Operations (a GAAP measure)
(UNAUDITED)

	Three Months Ended March 31,
	2009	2008
	($ in thousands)
Continuing operations:
Loss from continuing operations	$(6,131)	$(5,989)
Net loss attributable to noncontrolling interest	160	—

Loss from continuing operations attributable to common stock	$(5,971)	$(5,989)
Depreciation and amortization	8,493	7,469
Interest income	(45)	(390)
Interest expense	3,779	5,172
Provision for income taxes	72	63

EBITDA from continuing operations	$6,328	$6,325

Adjustments to EBITDA:
Impairment of long-lived assets	$465	$2,141
Casualty losses, net	81	—

Adjusted EBITDA from continuing operations	$6,874	$8,466

Lodgian, Inc.
Summary of Mortgage Debt as of March 31, 2009
($ in thousands)
(UNAUDITED)

	Number	Debt	Maturity
	of Hotels	Balance	Date	Interest rate
Mortgage Debt
IXIS	3	$20,903	Mar-10 [1]	LIBOR plus 2.95%, capped at 7.45%
IXIS	1	18,471	Dec-09 [1]	LIBOR plus 2.90%, capped at 7.90%
Goldman Sachs	10	130,000	May-10 [2]	LIBOR plus 1.50%; capped at 8.50%
Merrill Lynch Mortgage Lending, Inc. — Fixed #1	4	39,016	Jul-09	6.58%
Merrill Lynch Mortgage Lending, Inc. — Fixed #3	7	52,747	Jul-09	6.58%
Merrill Lynch Mortgage Lending, Inc. — Fixed #4	6	35,775	Jul-09	6.58%
Wachovia- Pinehurst	1	2,971	Jun-10	5.78%
Wachovia- Phoenix West	1	9,427	Jan-11	6.03%
Wachovia- Palm Desert	1	5,736	Feb-11	6.04%
Wachovia- Worcester	1	16,412	Feb-11	6.04%

Total Mortgage Debt	35	$331,458		4.38% [3]

[1] -	Upon the satisfaction of certain conditions, a one-year extension option is available beyond the maturity date.

[2] -	Upon the satisfaction of certain conditions, two one-year extension options are available beyond the maturity date.

[3] -	Annual effective weighted average cost of debt at March 31, 2009.

Lodgain, Inc.
2009 Supplemental Operating Information
(UNAUDITED)

			Three months ended
Hotel Count	Room Count		March 31, 2009	March 31, 2008	Increase (Decrease)
35	6,645	All Continuing Operations hotels
		Occupancy	61.1%	66.3%		(7.8)%
		ADR	$100.16	$109.17	$(9.01)	(8.3)%
		RevPAR	$61.17	$72.37	$(11.20)	(15.5)%
		RevPAR Index	96.6%	96.8%	(0.2)%	(0.2)%

27	4,775	Continuing Operations less hotels under renovation in the first quarter 2008 or 2009
		Occupancy	62.9%	68.8%		(8.6)%
		ADR	$98.99	$108.11	$(9.12)	(8.4)%
		RevPAR	$62.22	$74.41	$(12.19)	(16.4)%
		RevPAR Index	97.6%	97.9%	(0.3)%	(0.3)%

12	1,398	Marriott Hotels
		Occupancy	64.9%	66.2%		(2.0)%
		ADR	$103.92	$114.57	$(10.65)	(9.3)%
		RevPAR	$67.39	$75.81	$(8.42)	(11.1)%
		RevPAR Index	115.3%	110.3%	5.0%	4.5%

2	396	Hilton Hotels
		Occupancy	56.1%	58.9%		(4.8)%
		ADR	$108.50	$110.00	$(1.50)	(1.4)%
		RevPAR	$60.92	$64.82	$(3.90)	(6.0)%
		RevPAR Index	96.4%	94.8%	1.6%	1.7%

17	3,976	IHG Hotels
		Occupancy	58.9%	66.9%		(12.0)%
		ADR	$101.58	$108.69	$(7.11)	(6.5)%
		RevPAR	$59.83	$72.69	$(12.86)	(17.7)%
		RevPAR Index	92.9%	96.9%	(4.0)%	(4.1)%

4	875	Other Brands — Radisson, Wyndham and Four Points by Sheraton
		Occupancy	67.1%	67.1%		0.0%
		ADR	$85.54	$102.52	$(16.98)	(16.6)%
		RevPAR	$57.39	$68.84	$(11.45)	(16.6)%
		RevPAR Index	84.7%	78.5%	6.2%	7.9%

Lodgian, Inc.
Continuing Operations Hotel Portfolio
As of May 1, 2009

Location	Brand	Rooms
Bentonville, AR	Courtyard by Marriott	90
Little Rock, AR	Residence Inn by Marriott	96
Phoenix, AZ	Crowne Plaza	295
Phoenix, AZ	Radisson	159
Palm Desert, CA	Holiday Inn Express	129
Denver, CO	Marriott	238
Melbourne, FL	Crowne Plaza	270
West Palm Beach, FL	Crowne Plaza	219
Atlanta, GA	Courtyard by Marriott	181
Ft. Wayne, IN	Hilton	244
Florence, KY	Courtyard by Marriott	78
Paducah, KY	Courtyard by Marriott	100
Kenner, LA	Radisson	244
Lafayette, LA	Courtyard by Marriott	90
Dedham, MA	Residence Inn by Marriott	81
Worcester, MA	Crowne Plaza	243
Baltimore (BWI Airport), MD	Holiday Inn	260
Baltimore (Inner Harbor), MD	Holiday Inn	365
Columbia, MD	Hilton	152
Silver Spring, MD	Crowne Plaza	231
Pinehurst, NC	Springhill Suites by Marriott	107
Merrimack, NH	Fairfield Inn by Marriott	115
Santa Fe, NM	Holiday Inn	130
Albany, NY	Crowne Plaza	384
Strongsville, OH	Holiday Inn	303
Tulsa, OK	Courtyard by Marriott	122
Monroeville, PA	Holiday Inn	187
Philadelphia, PA	Four Points by Sheraton	190
Pittsburgh — Washington, PA	Holiday Inn	138
Pittsburgh, PA	Crowne Plaza	193
Hilton Head, SC	Holiday Inn	202
Myrtle Beach, SC	Holiday Inn	133
Abilene, TX	Courtyard by Marriott	100
Dallas (DFW Airport), TX	Wyndham	282
Houston, TX	Crowne Plaza	294

		6,645

Lodgian, Inc.
Assets Held for Sale
As of May 1, 2009

Location	Brand	Rooms
Phoenix, AZ	Holiday Inn	144
Towson, MD	Holiday Inn	139
Troy, MI	Ramada Plaza	185
Memphis, TN	Independent	105	[1]

		573

[1] - This property is closed